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ATTACHMENT: ELECTION FORM

                                                               Exhibit 99.(a)(2)

The Election Form To Exchange Options is amended and restated to read as follows:


                       eGAIN COMMUNICATIONS CORPORATION
                       ELECTION FORM TO EXCHANGE OPTIONS


PARTICIPATION INSTRUCTIONS:

1. PRINT THIS FORM, COMPLETE IT, SIGN IT, AND FAX IT TO (415) 893-7206 OR DELIVER IT TO JANET ALEXANDER, STOCK ADMINISTRATOR, eGAIN COMMUNICATIONS CORPORATION, 100 ROWLAND WAY, SUITE 305, NOVATO, CALIFORNIA 94945 AS SOON AS POSSIBLE, BUT IN ANY EVENT, BEFORE 12:00 MIDNIGHT PACIFIC TIME ON AUGUST 6, 2001.

2. ENSURE THAT YOU RECEIVE CONFIRMATION OF RECEIPT FROM STOCK ADMINISTRATION WITHIN 3 BUSINESS DAYS. NOTE THAT EMPLOYEES WHO RETURN FORMS AFTER AUGUST 3, 2001 MAY NOT RECEIVE TIMELY CONFIRMATION.

________________________________________________________________________________



Name of Optionee: ____________________________

Country Where Employed: ____________________________

Social Security Number: __________-________-__________  (U.S. employees only)


I have received and read the "Offer to Exchange All Outstanding Options to Purchase Common Stock having an Exercise Price greater than $4.00 per Share" including the Summary Term Sheet containing questions and answers about this exchange offer. I understand that I may cancel any eligible options, but that if I cancel any options, I must cancel all options that were granted to me within six months prior to the date upon which the Company accepts my tender of options for cancellation (currently anticipated to be August 6, 2001) with an exercise price lower than the exercise price of any option I elect to cancel. In return, eGain will grant me the same number of replacement options on the date of the first meeting of the compensation committee of the eGain board of directors held after six months and one day following the date we cancel the options accepted for exchange, which is anticipated to occur within five business days of February 8, 2002 (the "Replacement Grant Date"), provided that I am still employed by eGain on that date. The exercise price of the replacement options will be equal to the closing price of eGain stock on such date. Thirty-three percent of the shares of common stock underlying the replacement options will vest immediately on the Replacement Grant Date, with the remaining shares vesting monthly over three years thereafter, so long as I continue to be employed by eGain. The replacement options will be blacked out for three business days following the Replacement Grant Date.

I UNDERSTAND THAT THE REPLACEMENT OPTIONS WILL BE NONSTATUTORY STOCK OPTIONS
(NSOs). Except for the vesting schedule, exercise price, and black-out provision, all of the terms of the replacement options will be substantially the same as the terms of the options previously issued under the eGain Communications Corporation Amended and Restated 1998 Stock Plan or the eGain Communications Corporation 2000 Non-Management Stock Option Plan, as the case may be.

I ALSO UNDERSTAND THAT I WILL NOT BE ELIGIBLE TO RECEIVE ANY OTHER OPTIONS INCLUDING ANY APPLICABLE BONUS OPTION GRANTS UNTIL THE REPLACEMENT GRANT DATE.
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ATTACHMENT: ELECTION FORM


I recognize that, under certain circumstances set forth in the Offer to Exchange, eGain may terminate or amend the Offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered herewith but not accepted for exchange will be returned to me.

The Company has no intention of using my statement above that I have "read" the "Offer to Exchange All Outstanding Options to Purchase Common Stock having an Exercise Price greater than $4.00 per Share" as a defense to potential actions against the Company under applicable securities laws.

I have reviewed the list of my options that eGain made available to me. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date eGain accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE THAT THIS ELECTION WILL BE IRREVOCABLE ON THE DATE eGAIN ACCEPTS MY OPTIONS FOR EXCHANGE.

I hereby make the following election(s) with regard to my eligible option grants:

A.   CANCELLATION OF ALL OPTIONS

[_]  I hereby elect to cancel ALL of my eligible outstanding options.

B.   PARTIAL CANCELLATION OF OPTIONS

[_] I hereby elect to cancel the following eligible outstanding options. I understand that, excluding any bonus options that I may have received in May 2001, I am required to cancel all options with an exercise price lower than the exercise price of any option that I elect to cancel granted to me within six months prior to the date upon which the Company accepts my tender of options (currently anticipated to be August 6, 2001). (PLEASE LIST ONLY THOSE OPTIONS THAT YOU WANT TO CANCEL):

1.  Option Granted on ________________, ________.

2.  Option Granted on ________________, ________.

3.  Option Granted on ________________, ________.

4.  Option Granted on ________________, ________.


Optionee's Signature:  _________________________

Date:  ______________________